Exhibit 99.3

PARTIALLY CONDITIONAL PURCHASE AGREEMENT

among

LCP LNG HOLDINGS, LLC,

LIGHTFOOT CAPITAL PARTNERS GP LLC,

LIGHTFOOT CAPITAL PARTNERS, LP

ZENITH ENERGY U.S., L.P.

ZENITH ENERGY U.S. GP, LLC

ZENITH ENERGY U.S. LOGISTICS HOLDINGS, LLC

and (solely for the purposes of Section 1.1(d)), ARC LOGISTICS PARTNERS LP

Dated as of August 29, 2017

i

ii

PARTIALLY CONDITIONAL PURCHASE AGREEMENT

THIS PARTIALLY CONDITIONAL PURCHASE AGREEMENT (this “Agreement”), dated as of August 29, 2017, is by and among Zenith Energy U.S., L.P., a Delaware limited partnership (“Buyer Parent”), Zenith Energy U.S. GP, LLC, a Delaware limited liability company and the general partner of Buyer (“Buyer Parent GP”), Zenith Energy U.S. Logistics Holdings, LLC, a Delaware limited liability company (“Buyer” and, together with Buyer Parent and Buyer Parent GP, the “Buyer Parties”), LCP LNG Holdings, LLC, a Delaware limited liability company (“Seller”), Lightfoot Capital Partners, LP, a Delaware limited partnership (“LCP LP”), Lightfoot Capital Partners GP LLC, a Delaware limited liability company and the general partner of LCP LP (“LCP GP” and together with LCP LP, the “Lightfoot Entities”), and solely for the purposes of Section 1.1(d), Arc Logistics Partners LP (“Arc”). The Buyer Parties, Seller and the Lightfoot Entities are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, Seller owns a 9.678% membership interest in Gulf LNG Holdings Group, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, Buyer desires to purchase membership interests in the Company equal to 5.51646% of the membership interests in the Company outstanding as of the date of this Agreement (the “Unconditioned Interest”) from Seller, and Seller desires to sell the Unconditioned Interest to Buyer, subject to the terms and conditions set forth in this Agreement (the “Unconditioned Purchase”);

WHEREAS, subject to the satisfaction of the GLNG Arbitration Condition in accordance with this Agreement, Buyer desires to purchase membership interests in the Company equal to 4.16154% of the membership interests in the Company outstanding as of the date of this Agreement (the “Conditioned Interest”) from Seller, and Seller desires to sell the Conditioned Interest to Buyer, subject to the terms and conditions set forth in this Agreement (the “Conditioned Purchase”);

WHEREAS, the First Closing and the Second Closing may occur on different days, provided that the Second Closing shall not occur unless either (i) the First Closing has previously occurred (“Separate Closings”), or (ii) the First Closing occurs concurrently with the Second Closing (a “Dual Closing”); and

WHEREAS, the Unconditioned Purchase and the Conditioned Purchase are each conditioned upon the consummation of the transactions contemplated by that certain Purchase Agreement and Plan of Merger, dated as of even date herewith, by and among Seller, the Lightfoot Entities, Arc Logistics Partners LP, a Delaware limited partnership (“MLP”), and the other parties thereto (the “Merger Agreement”).

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the Parties hereby agree as follows:

ARTICLE I

SALE AND PURCHASE

Section 1.1 Agreement to Sell and to Purchase.

(a) At the First Closing (whether in a Separate Closing or as part of a Dual Closing) and upon the terms and subject to the conditions set forth in this Agreement, in consideration of the Initial Purchase Price, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and accept from Seller, the Unconditioned Interest free and clear of any Liens except transfer restrictions arising under applicable securities Laws.

(b) At the Second Closing (whether in a Separate Closing or as part of a Dual Closing), as applicable, and upon the terms and subject to the conditions set forth in this Agreement, including the satisfaction, or waiver by the Buyer Parties (such waiver to be within their sole discretion), of the GLNG Arbitration Condition, not later than twelve months after the First Closing Date, in consideration of the Secondary Purchase Price, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and accept from Seller, the Conditioned Interest free and clear of any Liens except transfer restrictions under applicable securities Laws.

(c) The closing of the sale and purchase set forth in Section 1.1(a) (the “First Closing”) will, subject to the satisfaction or waiver of the applicable conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the First Closing, but subject to the satisfaction or waiver of those conditions at the First Closing), take place at the offices of Kirkland & Ellis LLP, 609 Main Street, Suite 4700, Houston, Texas 77002 at 9:30 A.M., Houston, Texas time, on the Merger Agreement Closing Date (such date and time being herein called the “First Closing Date”).

(d) If the GLNG Arbitration Condition is satisfied or waived by the Buyer Parties (such waiver to be within their sole discretion), within twelve months of the First Closing Date, then the closing of the sale and purchase set forth in Section 1.1(b) (the “Second Closing”) will, subject to the satisfaction or waiver of the applicable conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Second Closing, but subject to the satisfaction or waiver of those conditions at the Second Closing) take place at the offices of Kirkland & Ellis LLP, 609 Main Street, Suite 4700, Houston, Texas 77002 at 9:30 A.M., Houston, Texas time, on (i) if the Second Closing is a Separate Closing, the second Business Day after the satisfaction or waiver by the Buyer Parties (such waiver to be within their sole discretion), of the GLNG Arbitration Condition or (ii) if the Second Closing is a Dual Closing, on the First Closing Date and simultaneously with the First Closing (such date and time in the case of clause (i) or (ii) and as changed pursuant to any mutual written agreement between Seller and the Buyer Parties, being herein called the “Second Closing Date”). Effective from and after and the First Closing, Arc hereby guarantees the full and timely payment of and collection by Seller of the Secondary Purchase Price at the Second Closing (if any) in accordance with the terms and conditions of this Agreement, and the liability of Arc for the Secondary Purchase Price shall be primary and not secondary to the liability of Buyer (the “Guaranty”). The Guaranty is absolute, continuing and independent of, and in addition to, any and all rights and remedies of Seller under this Agreement, and shall not in any way be discharged, impaired or otherwise affected by any of the following, each of which is hereby waived by Arc: (w) any release or waiver of, or delay in, the enforcement of any rights of Seller, (x) any release or waiver of, or amendment to, or consent to any such release, waiver or amendment, of this Agreement or the Merger Agreement, (y) any illegality, invalidity or unenforceability of any provision of this Agreement or the Merger Agreement or (z) any requirements for promptness, diligence, notice of acceptance, presentment, demand for performance, notice of non-performance, default, acceleration, protest or dishonor or any other notice or similar requirement.

Section 1.2 Deliveries at Closing.

(a) At the First Closing (whether in a Separate Closing or as part of a Dual Closing), Seller or LCP LP, as applicable, shall make the following deliveries to the Buyer Parties and take the following further actions:

(i) Transfer of Unconditioned Interest. Seller shall deliver to Buyer a duly executed Membership Interest Assignment in the form attached as Exhibit A hereto (the “Membership Interest Assignment”) and such other appropriate instruments of transfer with respect to the Unconditioned Interest and any other documents, if any, reasonably necessary or appropriate to sell, assign, transfer and convey to Buyer all right, title and interest in and to the Unconditioned Interest free and clear of any Liens except transfer restrictions arising under applicable securities Laws.

(ii) FIRPTA Certificate. Seller or LCP LP, as applicable, shall deliver to Buyer a certificate, dated as of the First Closing Date, that satisfies the requirements set forth in Treasury Regulation Section 1.1445-2(b)(2).

(iii) Officer’s Certificate. Seller shall deliver to the Buyer Parties a certificate signed by a duly authorized officer of Seller, dated as of the First Closing Date, certifying that the applicable conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

(iv) Gulf LNG LLC Agreement Consent. Seller shall deliver to the Buyer Parties a written consent of a Majority in Interest (a “Gulf LNG Consent”) authorizing the Unconditioned Purchase in accordance with Section 9.1(b) of the Gulf LNG LLC Agreement.

(b) At the First Closing (whether in a Separate Closing or as part of a Dual Closing), Buyer shall make the following deliveries to Seller and take the following further actions:

(i) Initial Purchase Price. Buyer shall make payment to Seller of the Initial Purchase Price, as provided in Section 1.3.

(ii) Officer’s Certificate. Buyer Parent GP shall deliver to Seller a certificate signed by a duly authorized officer of Buyer Parent GP, dated as of the First Closing Date, certifying that the applicable conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(c) At the Second Closing (whether in a Separate Closing or as part of a Dual Closing), if any, Seller shall make the following deliveries to the Buyer Parties and take the following further actions:

(i) Transfer of Conditioned Interest. Seller shall deliver to Buyer a duly executed Membership Interest Assignment and such other appropriate instruments of transfer with respect to the Conditioned Interest and any other documents, if any, reasonably necessary or appropriate to sell, assign, transfer and convey to Buyer all right, title and interest in and to the Conditioned Interest, free and clear of any Liens except transfer restrictions arising under applicable securities Laws.

(ii) Gulf LNG LLC Agreement Consent. Seller shall deliver to the Buyer Parties a Gulf LNG Consent authorizing the Conditioned Purchase in accordance with Section 9.1(b) of the Gulf LNG LLC Agreement, except to the extent such consent is not required pursuant to the express provisions of the Gulf LNG LLC Agreement or was included as part of the consent delivered by Seller pursuant to Section 1.2(a)(iv) hereof.

(iii) Satisfaction of GLNG Arbitration Condition. Seller shall delivered to the Buyer Parties written evidence reasonably satisfactory to the Buyer Parties certifying that the GLNG Arbitration Condition has been satisfied (which, for the avoidance of doubt, may be delivered following the date that is twelve months after the First Closing).

(d) At the Second Closing (whether in a Separate Closing or as part of a Dual Closing), if any, Buyer shall make payment to Seller of the Secondary Purchase Price, as provided in Section 1.3.

(e) At the Second Closing, if any, that is a Separate Closing, Seller or LCP LP, as applicable, shall make the following deliveries to the Buyer Parties and take the following further actions:

(i) FIRPTA Certificate. Seller or LCP LP, as applicable, shall deliver to Buyer a certificate, dated as of the Second Closing Date, which satisfies the requirements set forth in Treasury Regulation Section 1.1445-2(b)(2).

(ii) Officer’s Certificate. Seller shall deliver to the Buyer Parties a certificate signed by a duly authorized officer of Seller, dated as of the Second Closing Date, certifying that the applicable conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

(f) At the Second Closing, if any, that is a Separate Closing, Buyer Parent GP shall deliver to Seller a certificate signed by a duly authorized officer of Buyer Parent GP, as applicable, dated as of the Second Closing Date, certifying that the applicable conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

Section 1.3 Payment of Initial Purchase Price and Secondary Purchase Price. The “Initial Purchase Price,” if at any time such amount is payable pursuant to this Agreement, will be an amount equal to $36,229,200, less any Unconditioned Interest Extraordinary Distribution Amounts and as adjusted pursuant to the remainder of this Section 1.3, as applicable. The “Secondary Purchase Price,” if at any time such amount is payable pursuant to this Agreement, will be an amount equal to $27,330,800, less any Conditioned Interest Extraordinary Distribution Amounts and as adjusted pursuant to the remainder of this Section 1.3, as applicable; provided, however, the Secondary Purchase Price (as adjusted pursuant to this Section 1.3) shall not be less than $0. In the event (i) the aggregate Unconditioned Interest Extraordinary Distribution

Amounts exceeds the Initial Purchase Price, Seller shall pay to Buyer, by wire transfer in immediately available funds, an amount equal to such excess at the First Closing, and (ii) in the event the aggregate Conditioned Interest Extraordinary Distribution Amounts exceeds the Secondary Purchase Price, no amount shall be payable pursuant to the Secondary Purchase Price at the Second Closing, and, in each case, Buyer shall have no obligation to pay any portion of the Initial Purchase Price or the Secondary Purchase Price, as applicable, but the transactions contemplated at such Closing will still be consummated.

(a) The Initial Purchase Price and the Secondary Purchase Price, if any, as applicable, shall be payable as follows, subject to the adjustments set forth in the remainder of this Section 1.3:

(i) At the First Closing (whether in a Separate Closing or as part of a Dual Closing), Buyer shall deliver to Seller, by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer, an amount equal to the Initial Purchase Price.

(ii) At the Second Closing (whether in a Separate Closing or as part of a Dual Closing), if any, Buyer shall deliver to Seller, by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer, an amount equal to the Secondary Purchase Price.

(b) The Initial Purchase Price shall be increased, on a dollar-for-dollar basis, by an amount equal to the aggregate capital contributions (“Gulf LNG Capital Contributions”), if any, made by Seller to the Company in respect of the Unconditioned Interest pursuant to the terms of the Gulf LNG LLC Agreement between the date of this Agreement and the First Closing Date. No later than three Business Days prior to the First Closing Date, Seller shall deliver to Buyer written evidence reasonably satisfactory to Buyer setting forth the date and amount of each Gulf LNG Capital Contribution actually made by Seller to the Company between the date of this Agreement and the First Closing Date.

(c) The Secondary Purchase Price shall be increased, on a dollar-for-dollar basis, by an amount equal to the aggregate Gulf LNG Capital Contributions, if any, made by Seller to the Company in respect of the Conditioned Interest pursuant to the terms of the Gulf LNG LLC Agreement between the date of this Agreement and the Second Closing Date. No later than three Business Days prior to the Second Closing Date (if any), Seller shall deliver to Buyer written evidence reasonably satisfactory to Buyer setting forth the date and amount of each Gulf LNG Capital Contribution actually made by Seller to the Company between the date of this Agreement and the Second Closing Date.

(d) If, at any time prior to the First Closing or the Second Closing (if any), as applicable, Seller has not made the applicable Gulf LNG Capital Contribution that it is entitled to make in respect of the Unconditioned Interest or the Conditioned Interest within five Business Days of the date by which Seller is required to make such contribution in accordance with the Gulf LNG LLC Agreement (the “Contribution Deadline”), then Buyer will have the right, but not the obligation, to advance an amount of funds equal to the entire amount of the unpaid portion of such contribution to Seller for purposes of making such contribution (any such advanced amount, a “Buyer Advance”) and such right shall be exercisable by delivering written notice of such exercise no later than five days following the Contribution Deadline. If Seller does not receive such written notice from Buyer during such five day period, then Buyer shall be deemed for all purposes to have elected not to exercise such right, and the below provisions shall not be applicable with respect to the applicable Gulf LNG Capital Contribution. If Buyer duly elects to make a Buyer Advance in accordance with the foregoing, then, subject to Buyer’s actual funding of such Buyer Advance, Buyer shall be entitled to receive the aggregate amount of such Buyer Advance, plus quarterly, compounding interest accruing on such amount from and after the date of such funding at a rate equal to 6%, payable out of, and recourse to, any and all Ordinary Course Distributions that would otherwise be payable to Seller (i) between the date of this Agreement and the First Closing Date (with respect to Gulf LNG Capital Contributions required to be made by Seller to the Company in respect of the Unconditioned Interest pursuant to Section 1.3(b)) or (ii) between the date of this Agreement and (A) if the Second Closing occurs, the Second Closing Date (with respect to Gulf LNG Capital Contributions required to be made by Seller to the Company in respect of the Conditioned Interest pursuant to Section 1.3(c)), or (B) if the Second Closing does not occur, the date on which all such amounts and interest accrued thereon are repaid. In the event Buyer is entitled to all or any portion of any Ordinary Course Distribution paid to Seller pursuant to this Section 1.3(d) in respect of a Buyer Advance, Seller shall deliver such amounts to Buyer no later than three Business Days after such Ordinary Course Distributions are received by Seller. Notwithstanding anything to the contrary in this Agreement, the Merger Agreement or any other document or instrument relating to the Transactions, if, with respect to any Gulf LNG Capital Contribution that Seller is entitled to make in respect of the Unconditioned Interest or the Conditioned Interest before the First Closing or the Second Closing (if any), Buyer does not make a Buyer Advance in respect of such contribution, then Seller shall have no obligation to make such contribution.

(e) In the event the conditions set forth in Article VI are satisfied (or waived) with respect to the Second Closing and the Parties are ready, willing and able to consummate the Second Closing, and the aggregate net amount of damages awarded to Eni by the arbitration tribunal in the Gulf LNG Arbitration is greater than $10,000,000 but less than $25,000,000, the Secondary Purchase Price will be decreased, on a dollar-for-dollar basis, by an amount equal to the aggregate net amount of damages awarded to Eni with respect to the Gulf LNG Arbitration minus $10,000,000, multiplied by 4.16154%. In the event the aggregate net amount of damages awarded to Eni with respect to the Gulf LNG Arbitration is equal to or less than $10,000,000, there shall be no adjustment to the Secondary Purchase Price pursuant to this Section 1.3(e).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE LIGHTFOOT ENTITIES

As of (a) the date of this Agreement, (b) the First Closing Date and (c) the Second Closing Date, if any, as applicable, Seller and the Lightfoot Entities hereby jointly and severally represent and warrant to the Buyer Parties as follows:

Section 2.1 Organization. Each of Seller, and as of the date of this Agreement and the First Closing Date and to the Knowledge of Seller, the Company, is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power to own, lease and operate all of its properties and assets and to carry on its business as currently conducted, except where the failure to have such power or authority would not, and would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. There are no dissolution or bankruptcy Proceedings pending with respect to or contemplated by Seller or, as of the date of this Agreement and the First Closing Date and to the Knowledge of Seller, the Company.

Section 2.2 Capitalization of the Company.

(a) As of the date of this Agreement and as of (but without giving effect to) the First Closing, Seller owns a 9.678% membership interest in the Company, which is composed of the Unconditioned Interest and the Conditioned Interest, free and clear of any and all Liens (except transfer restrictions under applicable securities Laws). Upon transfer of the Unconditioned Interest and the Conditioned Interest, as applicable, in accordance with this Agreement, to Buyer, Buyer will hold record and beneficial ownership of the Unconditioned Interest and the Conditioned Interest, respectively, free and clear of all Liens (except transfer restrictions under applicable securities Laws).

(b) Except for this Agreement and the Gulf LNG LLC Agreement, there are no outstanding Contracts or obligations binding on Seller, any of the Lightfoot Entities or, to the Knowledge of Seller, the Company, with respect to the Unconditioned Interest or the Conditioned Interest, including any Contract (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring any registration for sale of or (v) granting any preemptive or anti-dilutive rights with respect to, any portion of the Unconditioned Interest or the Conditioned Interest.

(c) Seller and the Lightfoot Entities have delivered a true and correct copy of the Gulf LNG LLC Agreement.

Section 2.3 Authorization. Seller has all requisite limited liability company power and authority and has taken all necessary limited liability company action in order to execute and deliver this Agreement and the other agreements contemplated hereby to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by Seller and the performance of its obligations hereunder have been duly authorized and approved by all necessary limited liability company action of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). At the First Closing and the Second Closing, if any, as applicable, all documents required hereunder to be executed and delivered by Seller will have been duly authorized, executed and delivered by Seller and, assuming due authorization, execution and delivery of such documents by any other parties thereto, will constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to the Bankruptcy and Equity Exception.

Section 2.4 Noncontravention. The execution and delivery by Seller of this Agreement or any other documents required hereunder to be executed and delivered by Seller pursuant to this Agreement, and the consummation by Seller of the transactions contemplated hereunder, will not (a) conflict with, violate or result in a default under the certificate of formation of Seller or the Company or the limited liability company agreement of Seller or the Gulf LNG LLC Agreement, or, subject to procurement of the consent contemplated by Section 1.2(a)(iv) and, if required in connection with the sale of the Conditioned Interest, Section 1.2(c)(ii), entitle any Person to exercise any preferential purchase right, option to purchase or similar right with respect to the Unconditioned Interest or the Conditioned Interest, (b) (i) to the Knowledge of Seller, conflict with or result in a breach, default or violation of, or require a Consent under, any Law, Order, Contract (other than the Gulf LNG LLC Agreement), document or Permit to which Seller is a party or to which Seller or its assets, including the Unconditioned Interest and the Conditioned Interest, are subject, and (ii) to the Knowledge of Seller (which for this purpose shall not include any obligation to make any inquiry of any Person), conflict with or result in a breach, default or violation of, or require a Consent under, any Law, Order, Contract (other than the Gulf LNG LLC Agreement), document or Permit to which the Company is a party or to which the Company or its assets are subject, (c) result in the creation of any Lien upon the Unconditioned Interest or the Conditioned Interest (except transfer restrictions under applicable securities Laws) or (d) require Seller or, to the Knowledge of Seller (which for this purpose shall not include any obligation to make any inquiry of any Person), the Company, to obtain or make any Consent from or with any Person, other than the Gulf LNG Consent, except in the case of clauses (b), (c) or (d) above, for any such breach, default, violation, or Consent that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 2.5 Governmental Approvals. Other than (a) such filings (if any) as may be necessary to obtain all applicable Antitrust Consents and (b) such filings (if any) required by the applicable requirements of the Securities Act, the Exchange Act and state securities, takeover and “blue sky” Laws, and assuming the accuracy of the representations and warranties of the Buyer Parties in Section 4.4, no Consents of or with any Governmental Authority are necessary in connection with the execution, delivery and performance of this Agreement by Seller and the Lightfoot Entities and the consummation by Seller and the Lightfoot Entities of the transactions contemplated by this Agreement, except for any such Consents that, if not obtained, made or given, would not, and would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

Section 2.6 Brokers and Finders. None of the Buyer Parties or any of their Subsidiaries will have any liability for any brokerage fees, financial advisors’ fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 2.7 No Material Adverse Effect. Since December 31, 2016, to the Knowledge of Seller, there have not been any changes, events, effects, occurrences, states of facts or developments that, individually or in the aggregate with all other changes, events, effects, occurrences, states of facts or developments, have had or would reasonably be expected to have an Material Adverse Effect with respect to the Company.

Section 2.8 Legal Proceedings. Other than the Gulf LNG Arbitration, there are no Proceedings pending or, to the Knowledge of Seller, threatened against or affecting Seller or, to the Knowledge of Seller (which for this purpose shall not include any obligation to make any inquiry of any Person), pending or threatened or affecting the Company or any of its Subsidiaries

(including by virtue of indemnification or otherwise), or any director, manager, officer or employee (in his or her capacity as such) of Seller or, to the Knowledge of Seller (which for this purpose shall not include any obligation to make any inquiry of any Person), of the Company or any of its Subsidiaries except for those that, individually or in the aggregate, if determined adversely against Seller or the Company and its Subsidiaries, taken as a whole, would not reasonably be expected to result in a Material Adverse Effect. As of the date of this Agreement, neither Seller nor, to the Knowledge of Seller (which for this purpose shall not include any obligation to make any inquiry of any Person), the Company, is a party to or subject to the provisions of any Order that, individually or in the aggregate, has resulted, or would reasonably be expected to result in a Material Adverse Effect.

Section 2.9 Acknowledgement by Seller. Except for (a) the representations and warranties made by the Buyer Parties in this Agreement, (b) the representations and warranties made by the Buyer Parties in any certificate required to be delivered under Section 1.2(b)(ii) and Section 1.2(f) and (c) the representations made by the Buyer Parties in the Merger Agreement, neither Buyer Party, nor any other Person, is making or has made, and Seller is not relying on, and has not relied on, any other representations or warranties, either express or implied, with respect to the transactions contemplated by this Agreement, the Buyer Parties, or on the accuracy or completeness of any information regarding the Buyer Parties or any other material furnished or provided to Seller, or made available to Seller in any form, in expectation of, or in connection with, this Agreement or the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE LIGHTFOOT ENTITIES

Except as disclosed in any MLP SEC Documents filed by MLP with the SEC on or prior to the date of this Agreement (excluding any forward looking disclosures set forth in any risk factor section, any disclosures in any section related to forward looking statements and any other disclosures included therein to the extent they are predictive or forward looking in nature), as of the date of this Agreement, the First Closing Date and the Second Closing Date, if any, as applicable, the Lightfoot Entities jointly and severally hereby represent and warrant to the Buyer Parties as follows:

Section 3.1 Organization. Each of LCP GP and LCP LP is a limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company or limited partnership, as applicable, power to own, lease and operate all of its properties and assets and to carry on its business as currently conducted, except where the failure to have such power or authority would not, and would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. There are no dissolution or bankruptcy Proceedings pending with respect to or contemplated by LCP GP or LCP LP.

Section 3.2 Ownership.

(a) LCP LP owns 100% of the limited liability company interests of Seller (the “Seller Interests”), free and clear of any and all Liens (except transfer restrictions under applicable securities Laws).

(b) There are no outstanding Contracts or obligations binding on LCP LP or any security holders of LCP LP with respect to the Seller Interests, including any Contract (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring any registration for sale of or (v) granting any preemptive or anti-dilutive rights with respect to, any portion of the Seller Interests.

Section 3.3 Authorization. Each of the Lightfoot Entities has all requisite limited liability company or limited partnership power and authority and has taken all necessary limited liability company or limited partnership action in order to execute and deliver this Agreement and the other agreements contemplated hereby to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Lightfoot Entities and the performance of their respective obligations hereunder have been duly authorized and approved by all necessary limited liability company or limited partnership action, as applicable, of the Lightfoot Entities. This Agreement has been duly executed and delivered by the Lightfoot Entities and constitutes the legal, valid and binding obligation of the Lightfoot Entities, enforceable against the Lightfoot Entities in accordance with its terms, subject to the Bankruptcy and Equity Exception. At the First Closing and the Second Closing, as applicable, all documents required hereunder to be executed and delivered by the Lightfoot Entities will have been duly authorized, executed and delivered by the Lightfoot Entities and, assuming due authorization, execution and delivery of such documents by any other parties thereto, will constitute legal, valid and binding obligations of the Lightfoot Entities, enforceable against the Lightfoot Entities in accordance with their terms, subject to the Bankruptcy and Equity Exception.

Section 3.4 Noncontravention. The execution and delivery by the Lightfoot Entities of this Agreement or any other documents required hereunder to be executed and delivered by the Lightfoot Entities pursuant to this Agreement, and the consummation by the Lightfoot Entities of the transactions contemplated hereunder, will not (a) conflict with, violate or result in a default under the certificate of formation or limited partnership of any of the Lightfoot Entities or the limited partnership agreement or limited liability company agreement of any of the Lightfoot Entities, or entitle any Person to exercise any preferential purchase right, option to purchase or similar right with respect to the Unconditioned Interest or, subject to Section 5.7, the Conditioned Interest, (b) conflict with or result in a breach, default or violation of, or require a Consent under, any Law, Order, Contract, document or Permit to which the Lightfoot Entities or Seller is a party or to which any of the Lightfoot Entities or Seller or their respective assets, including the Unconditioned Interest and the Conditioned Interest, are subject, (c) result in the creation of any Lien (other than a Permitted Lien) upon the Unconditioned Interest or the Conditioned Interest (except transfer restrictions under applicable securities Laws) or (d) require the Lightfoot Entities or Seller to obtain or make any Consent from or with any Person, other than the Gulf LNG Consent.

Section 3.5 Gulf LNG Arbitration Status. As of the date of this Agreement and to the Knowledge of Seller, no award has been rendered in the Gulf LNG Arbitration. As of the date of this Agreement, neither the Seller nor the Lightfoot Entities are aware of information that would give them a reasonable basis to believe that the disclosures set forth in the MLP SEC Documents with respect to the Gulf LNG Arbitration are no longer true. None of Seller, the Lightfoot Entities, any of their respective Affiliates or, to the Knowledge of Seller (which for this purpose shall not include any obligation to make any inquiry of any Person), the Company, have taken any action that would materially defer or delay a determination of an outcome with respect to the Gulf LNG Arbitration, and none of Seller, the Lightfoot Entities or any of their Affiliates will take any action that would have such effect prior to the determination of an outcome with respect to the Gulf LNG Arbitration.

Section 3.6 Brokers and Finders. As of the date of this Agreement, none of the Lightfoot Entities or any of their respective Affiliates has employed any broker or finder other than the Seller Financial Advisor, or incurred any liability for any brokerage fees, commissions or finders’ fees payable by the Company, the Buyer Parties or any of their Subsidiaries in connection with the transactions contemplated by this Agreement other than fees payable to the Seller Financial Advisor.

Section 3.7 Acknowledgement by the Lightfoot Entities. Except for (a) the representations and warranties made by the Buyer Parties in this Agreement, (b) the representations and warranties made by the Buyer Parties in any certificate required to be delivered under Section 1.2(b)(ii) and Section 1.2(f) and (c) the representations made by the Buyer Parties in the Merger Agreement, neither Buyer Party, nor any other Person, is making or has made, and none of the Lightfoot Entities is relying on, or has relied on, any other representations or warranties, either express or implied, with respect to the transactions contemplated by this Agreement, the Buyer Parties, or on the accuracy or completeness of any information regarding the Buyer Parties or any other material furnished or provided to the Lightfoot Entities, or made available to the Lightfoot Entities in any form, in expectation of, or in connection with, this Agreement or the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

As of the date of this Agreement, the First Closing Date and the Second Closing Date, if any, as applicable, the Buyer Parties jointly and severally hereby represent and warrant to Seller as follows:

Section 4.1 Organization. Each of the Buyer Parties is a limited liability company or limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Buyer Parties has all requisite limited liability company or limited partnership, as applicable, power and authority to own, lease or otherwise hold, use and operate its properties, rights and other assets and to carry on its business as currently conducted, except where the failure to have such power or authority, individually or in the aggregate, would not, and would not reasonably be expected to result in a Material Adverse Effect. Each of the Buyer Parties is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets, properties or the conduct of its business makes such qualification, licensing or good standing necessary, other than where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 4.2 Authorization. Each of the Buyer Parties has all requisite limited liability company or limited partnership power and authority and has taken all necessary limited liability company or limited partnership action in order to execute and deliver this Agreement and the other agreements contemplated hereby to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Buyer Parties and the performance of their respective obligations hereunder has been duly authorized and approved by all necessary limited liability company or limited partnership action, as applicable, of the Buyer Parties. This Agreement has been and any other agreements contemplated hereby, when executed, will be duly executed and delivered by each of the Buyer Parties and constitutes a valid and binding agreement of the Buyer Parties, enforceable against each of the Buyer Parties in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3 Noncontravention. The execution, delivery and performance of this Agreement by any of the Buyer Parties does not, and the consummation by any of the Buyer Parties of the transactions contemplated hereunder will not (with or without notice or lapse of time, or both), constitute or result in (a) a breach or violation of, or a default under, or conflict with the certificate of formation, limited liability company agreement or limited partnership agreement or other comparable organizational documents of any of the Buyer Parties (b) with or without notice or lapse of time, or both, a breach or violation of, a termination (or right of termination), modification, cancellation, creation or acceleration of any obligation, loss of a benefit under, default under, or the creation of a Lien, other than a Permitted Lien, on any of the assets of any of the Buyer Parties or any of their respective Subsidiaries pursuant to any Contract or Permit to which any of the Buyer Parties or any of their Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or affected or (c) a violation or conflict under any Law to which any of the Buyer Parties or any of their Subsidiaries, or any of their respective properties or assets, is subject, except, in the case of clauses (b) or (c) above, for any such breach, violation, termination, modification, cancellation, creation, acceleration, loss or default that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 4.4 Governmental Filings. Other than (a) filings required pursuant to the HSR Act in connection with the transactions contemplated by the Merger Agreement and the termination or expiration of the waiting period required thereunder, (b) such filings as may be necessary to obtain the receipt, termination or expiration, as applicable, of approvals or waiting periods required under all other applicable Antitrust Laws, (c) filings required by the applicable requirements of the Securities Act, the Exchange Act and state securities, takeover and “blue sky” Laws, and assuming the accuracy of the representations and warranties in Section 2.5, no Consents of or with any Governmental Authority are necessary in connection with the execution, delivery and performance of this Agreement by the Buyer Parties and the consummation by the Buyer Parties of the transactions contemplated by this Agreement, except for any such Consents that, if not obtained, made or given, individually or in the aggregate, would not, or would not reasonably be expected to have, a Material Adverse Effect.

Section 4.5 Consents and Approvals. Except (a) as have been waived or obtained as of the First Closing Date and the Second Closing Date (if any), as applicable, or (b) would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement, neither the Buyer Parties’ execution and delivery of this Agreement or any other documents required hereunder to be executed and delivered by either of the Buyer Parties pursuant to this Agreement, nor the Buyer Parties’ performance of their obligations hereunder or thereunder, requires the consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person.

Section 4.6 Brokers and Finders. Except for Barclays Bank PLC and Credit Suisse AG, the fees and expenses of each of which will be paid by the Buyer Parties, none of the Buyer Parties or any of their Subsidiaries has employed any broker or finder, or incurred any liability for any brokerage fees, commissions or finders’ fees payable by the Lightfoot Entities, Seller or any of their respective Subsidiaries in connection with the transactions contemplated by this Agreement based on Contracts made by or on behalf of any Buyer Party.

Section 4.7 Investment Intent; Investment Experience; Restricted Securities. Each of the Buyer Parties acknowledges that it can bear the economic risk of its investment in the Unconditioned Interest and the Conditioned Interest (if acquired pursuant to this Agreement), as applicable, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Unconditioned Interest and the Conditioned Interest, as applicable. Each of the Buyer Parties is an “accredited investor” as such term is defined in Regulation D under the Securities Act. Each of the Buyer Parties understands that neither the Unconditioned Interest nor the Conditioned Interest will have been registered pursuant to the Securities Act or any applicable state securities Laws, that the Unconditioned Interest and the Conditioned Interest may be characterized as “restricted securities” under federal securities Laws and that under such Laws and applicable regulations the Unconditioned Interest and the Conditioned Interest may not be permitted to be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

Section 4.8 Legal Proceedings. There are no Proceedings pending or, to the Knowledge of the Buyer Parties, threatened against or affecting the Buyer Parties or any of their Subsidiaries (including by virtue of indemnification or otherwise), or any director, manager, officer or employee (in his or her capacity as such) of the Buyer Parties or any of their Subsidiaries, except for those that, individually or in the aggregate, if determined adversely to the Buyer Parties would not reasonably be expected to result in a Material Adverse Effect. As of the date of this Agreement, each of the Buyer Parties is not a party to or subject to the provisions of any Order that, individually or in the aggregate, has resulted, or would reasonably be expected to result in a Material Adverse Effect.

Section 4.9 Acknowledgement by the Buyer Parties. Except for (a) the representations and warranties made by Seller or the Lightfoot Entities in this Agreement, (b) the representations and warranties made by Seller or the Lightfoot Entities in any certificate required to be delivered under Section 1.2(a)(ii), Section 1.2(a)(iii), Section 1.2(e)(i) and Section 1.2(e)(ii) and (c) the representations made by the Lightfoot Entities in Article IV of the Merger Agreement, neither Seller nor the Lightfoot Entities, or any other Person is making or has made, and neither of the Buyer Parties is relying on, or has relied on, any other representations or warranties, either express or implied, with respect to the transactions contemplated by this Agreement, Seller, the Lightfoot Entities, or the Company or their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or on the accuracy or completeness of any information regarding Seller, the Lightfoot Entities or the Company or any other material furnished or provided to the Buyer Parties or made available to the Buyer Parties in any form, in expectation of, or in connection with, this Agreement or the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

Section 5.1 Further Assurances. Upon the request of any Party at any time on or after the First Closing Date or the Second Closing Date, if any, as applicable, the other Parties will promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the requesting Party or its counsel may reasonably request in order to perfect title of Buyer and its successors and assigns to the Unconditioned Interest and/or the Conditioned Interest (if acquired pursuant to this Agreement), as applicable, or otherwise to effectuate the purposes of this Agreement.

Section 5.2 Press Releases. Each Party will not, and will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement, without the prior written approval of each of the Parties; provided, however, that a Party or its Representatives or, in the case of Seller and the Lightfoot Entities, Arc Logistics Partners LP, may issue a public announcement or other public disclosures required by Law or the rules of any stock exchange upon which such Party’s or its parent entity’s capital stock is traded or upon which Arc Logistics Partners LP’s units are traded, provided such Party (including the Lightfoot Entities, in the case of disclosures by Arc Logistics Partners LP) uses reasonable best efforts to afford the other Parties an opportunity to first review the content of the proposed disclosure and provide reasonable comment regarding the same.

Section 5.3 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of Seller and the Lightfoot Entities will (i) afford the Buyer Parties and their Representatives reasonable access (and, with respect to books and records, the right to copy), during normal business hours, to their respective officers, employees, agents, books, offices, Contracts, Tax Returns, Permits and records and other information reasonably requested by either Buyer Party relating to the Unconditioned Interest or the Conditioned Interest (in each case, whether in physical or electronic form), (ii) furnish promptly during normal business hours such information concerning the business, properties, offices, facilities, Contracts, Tax Returns, Permits, assets and liabilities of the Company (to the extent in the possession of Seller or the Lightfoot Entities or reasonably obtainable by Seller or the Lightfoot Entities) that relate to the Unconditioned Interest or the Conditioned Interest as the Buyer Parties or their Representatives reasonably request and (iii) use reasonable best efforts to furnish or produce information related to the financial or Tax records of the Company or Seller (to the extent in the possession of Seller or the Lightfoot Entities or reasonably obtainable by Seller or the Lightfoot Entities) relating to the Unconditioned Interest or the Conditioned Interest if reasonably requested by either Buyer Party (which, for purposes of this Section 5.3, will be deemed to be furnished or produced upon Seller and the Lightfoot Entities entering into an engagement with their regular external advisors to furnish such information to such Buyer Party); provided, however, that the foregoing will not require the Lightfoot Entities or Seller (i) to permit any inspection, or to disclose any information, that in the reasonable judgement of the Lightfoot

Entities (after consultation with its outside legal counsel) would (A) result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality or (B) result in a violation of any Antitrust Laws, (ii) to disclose any privileged information of the Lightfoot Entities, Seller or the Company to the extent such disclosure would result in the loss of such privilege (in each case, it being agreed that the Lightfoot Entities shall give notice to Buyer of the fact that it is withholding such access or information) or (iii) to disclose any information of the Company that is not permitted under the Gulf LNG LLC Agreement or any other agreement to which it or any Subsidiary thereof is a party.

(b) Except for disclosures permitted by the terms of the Confidentiality Agreement, the Buyer Parties and their Representatives will hold all information received from Seller or the Lightfoot Entities pursuant to this Section 5.3 in confidence in accordance with the terms of the Confidentiality Agreement.

Section 5.4 Tax Matters. The Parties shall use commercially reasonable efforts to cause the Company to have a valid election in effect under Section 754 of the Code for any taxable period of the Company that includes the dates of the First Closing and the Second Closing (if the Second Closing occurs pursuant to this Agreement).

Section 5.5 Releases. Effective as of the Second Closing (unless this Agreement terminates by its terms without the Second Closing having occurred, in which case effective as of the First Closing), Seller and the Lightfoot Entities, on each of their own behalf and on behalf of their respective Affiliates and their respective successors and assigns (the “Seller Releasing Parties”), hereby unconditionally and irrevocably releases and waives any claims that such Seller Releasing Party has or may in the future have, in its capacity as an equity holder, member, manager, director, officer, employee or similar capacity, against the Company or any of its directors, managers, officers, employees or equity holders, in each case, arising out of, resulting from or relating to actions, omissions, facts or circumstances occurring, arising or existing at or prior to the First Closing or the Second Closing, if any, as applicable; provided, however, that nothing in this Section 5.5 shall limit or otherwise affect the right of the Buyer Parties or any of their respective Affiliates to make any claims with respect to the Unconditioned Interest (from and after the First Closing) or the Conditioned Interest (from and after the Second Closing), whether or not such claim arose prior to, at or after the First Closing or Second Closing, as applicable.

Section 5.6 Fees and Expenses. All fees and expenses incurred in connection with the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereunder, will be the obligation of the respective Party incurring such fees and expenses.

Section 5.7 Gulf LNG Outcome. Notwithstanding anything in this Agreement to the contrary, in the event that the GLNG Arbitration Condition becomes not capable of being satisfied in accordance with the terms of this Agreement, Buyer shall have a period of 30 days following the date of such non-satisfaction to elect to proceed with the Second Closing by delivering an irrevocable waiver to Seller and the Lightfoot Entities of GLNG Arbitration Condition. During such 30-day period, if Buyer (i) does not deliver a waiver to Seller and the

Lightfoot Entities of the GLNG Arbitration Condition or (ii) notifies Seller or the Lightfoot Entities that it does not wish to proceed with the Second Closing, Seller and the Lightfoot Entities shall have no further obligation under this Agreement with respect to the Conditioned Interest or to consummate the Second Closing (and for the avoidance of doubt, shall be free to sell, assign, transfer, convey or otherwise dispose of the Conditioned Interest to any Person in its or their sole discretion).

Section 5.8 Gulf LNG Distributions. Subject to Buyer’s right to receive all or a portion of any Ordinary Course Distributions in accordance with Section 1.3(d), all Ordinary Course Distributions made or to be made by the Company in respect of (a) the Unconditioned Interest to the extent attributable to (i) any quarter that ends prior to the First Closing Date and (ii) the pro rata portion (based on the number of days in the relevant quarter prior to the First Closing Date) of the quarter in which the First Closing Date occurs and (b) the Conditioned Interest to the extent attributable to (i) any quarter that ends prior to the Second Closing Date (if any) and (ii) the pro rata portion (based on the number of days in the relevant quarter prior to the Second Closing Date (if any)) of the quarter in which the Second Closing Date occurs, shall accrue for the benefit of, and are hereby allocated to, Seller, and, if received by Buyer after the applicable Closing, then Buyer shall pay and deliver to Seller, by wire transfer of immediately available funds to an account specified by Seller, all amounts so received by Buyer in respect of the distributions so allocated to Seller pursuant to this Section 5.8 not later than three Business Days following receipt of any such funds by Buyer.

Section 5.9 Gulf LNG LLC Agreement. None of Seller or any of the Lightfoot Entities will consent to any amendment or modification of the Gulf LNG LLC Agreement during the period beginning on the date hereof and ending on the later of (i) the First Closing Date and (ii) the first date on which the conditions to the respective obligations of the Parties to effect the Second Closing are not capable of being satisfied in accordance with the terms of this Agreement or, if a Second Closing occurs, the Second Closing Date.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions To Each Party’s Obligation to Effect the First Closing and the Second Closing. The respective obligations of each Party hereto to effect the First Closing and the Second Closing (if any), respectively, will be subject to the satisfaction (or waiver by all Parties, if permissible under applicable Law) on or prior to the First Closing Date (whether in a Separate Closing or as part of a Dual Closing), and, as applicable, the Second Closing Date, if any, respectively, of the following conditions:

(a) No Law or Order enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be pending or in effect enjoining, restraining, preventing or prohibiting consummation of any of the transactions contemplated by this Agreement or making the consummation of any of the transactions contemplated by this Agreement illegal.

(b) The “Closing” (as defined in the Merger Agreement) of the transactions contemplated by the Merger Agreement shall have occurred, or shall occur simultaneously with the First Closing (whether in a Separate Closing or as part of a Dual Closing).

Section 6.2 Conditions to Obligations of the Buyer Parties. The obligations of the Buyer Parties to consummate the First Closing and the Second Closing, respectively, are further subject to the satisfaction or waiver by the Buyer Parties (such waiver to be within their sole discretion), if permissible under applicable Law, on or prior to the First Closing Date (whether in a Separate Closing or as part of a Dual Closing), and, as applicable, the Second Closing Date, if any, respectively, of the following conditions:

(a) (i) The representations and warranties of Seller and the Lightfoot Entities contained in Section 2.1 (Organization), Section 2.2(a) and Section 2.2(c) (Capitalization of the Company), Section 2.3 (Authorization), clause (a) of Section 2.4 (Noncontravention), Section 2.6 (Brokers and Finders), Section 3.1 (Organization), Section 3.2 (Ownership), Section 3.3 (Authorization), clause (a) of Section 3.4 (Noncontravention) and Section 3.6 (Brokers and Finders) are true and correct, except for any de minimis inaccuracies and (ii) the other representations and warranties of Seller and the Lightfoot Entities contained in Article II (Representations and Warranties of Seller and the Lightfoot Entities) and of the Lightfoot Entities contained in Article III (Representations and Warranties of the Lightfoot Entities) are true and correct, in each of clauses (i) and (ii), as of the date of this Agreement and as of the First Closing Date and the Second Closing Date (if any) (provided that the representations and warranties set forth in Section 2.7 (No Material Adverse Effect), Section 2.8 (Legal Proceedings), and Section 3.5 (Gulf LNG Arbitration Status) need only be true and correct, in each case as qualified by the remainder of this Section 6.2(a), as of the date of this Agreement and as of the First Closing), as applicable, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Seller and the Lightfoot Entities shall have performed all obligations that are required to be performed by them under this Agreement at or prior to the First Closing Date and the Second Closing Date, if any, as applicable, in all material respects.

(c) Seller and the Lightfoot Entities shall have delivered or caused to be delivered (or be ready, willing and able to deliver at the First Closing and the Second Closing, if any, as applicable) to the Buyer Parties the documents and other items required to be delivered by Seller under Section 1.2(a), Section 1.2(c) and Section 1.2(e), as applicable.

(d) Solely with respect to the Second Closing (if any), unless waived by the Buyer Parties, one of the following conditions shall have been satisfied not later than twelve months after the First Closing (collectively, the “GLNG Arbitration Condition”):

(i) the Company shall have obtained a Gulf LNG Outcome that is a Successful Outcome as a result of a mutually agreed settlement by the parties involved in the Gulf LNG Arbitration;

(ii) (x) the Company shall have obtained a Gulf LNG Outcome that is a Successful Outcome as a result of a final award by the arbitration tribunal in the Gulf LNG Arbitration and (y) during the 90-day period following the date such final award was issued, there shall not have been duly filed with a court of competent jurisdiction a motion to vacate the award constituting the Successful Outcome; or

(iii) (x) the Company shall have obtained a Gulf LNG Outcome that is a Successful Outcome as a result of a final award by the arbitration tribunal in the Gulf LNG Arbitration and (y) as of the date that is twelve months after the First Closing, none of the following has occurred as a result of an arbitration award or court order that is part of, or results from, the Gulf LNG Arbitration (or any settlement thereof by the parties thereto):

(A) any amendments to the Eni Contract that are adverse to the Company;

(B) the Eni Contract’s ceasing to remain in effect as it exists prior to the Successful Outcome (except for such amendments that do not adversely affect the Company); or

(C) the payment, or award, of aggregate damages to ENI by or from the Company of $25,000,000 or greater.

The condition set forth in Section 6.2(d)(iii) shall be deemed to be satisfied on the first date that it can be determined that no event set forth in clause (A), (B) or (C) can occur on or prior to the date that is twelve months after the First Closing as a result of an arbitration award or judicial proceeding that is part of, or results from, the Gulf LNG Arbitration (or any settlement thereof by the parties thereto). Notwithstanding the foregoing provisions of this clause (iii), if a motion to vacate such arbitration award is granted by a court of competent jurisdiction on or prior to the date that is twelve months after the First Closing, then the GLNG Arbitration Condition shall be satisfied pursuant to this clause (iii) only if (x) the court order granting such motion to vacate has been overturned on appeal on or prior to the date that is twelve months after the First Closing or (y) a subsequent arbitration award is issued that satisfies the requirements of “Successful Outcome” on or prior to the date that is twelve months after the First Closing and, in either case, such appeal or subsequent arbitration award has itself not been superseded by another arbitration award or court order that results in the occurrence of an event described in clause (A), (B) or (C) of the immediately preceding sentence on or prior to the date that is twelve months after the First Closing.

Section 6.3 Conditions Precedent to Obligations of Seller and the Lightfoot Entities. The obligations of Seller and the Lightfoot Entities to consummate the First Closing and the Second Closing (if any), respectively, are further subject to the satisfaction or waiver by Seller and LCP GP (such waiver to be within their sole discretion), if permissible under applicable Law, on or prior to the First Closing Date (whether in a Separate Closing or as part of a Dual Closing), and, as applicable, the Second Closing Date, if any, respectively, of the following conditions:

(a) (i) The representations and warranties of the Buyer Parties contained in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (Noncontravention) and Section 4.6 (Brokers and Finders) are true and correct, except for any de minimis inaccuracies and (ii) the other representations and warranties of the Buyer Parties contained in Article IV (Representations and Warranties of the Buyer Parties) are true and correct, in each of clauses (i) and (ii), as of the date of this Agreement and as of the First Closing Date and the Second Closing Date (if any), as applicable, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Buyer Parties shall have performed all obligations that are required to be performed by them under this Agreement at or prior to the First Closing Date and the Second Closing Date, if any, as applicable, in all material respects.

(c) The Buyer Parties shall have delivered or caused to be delivered (or be ready, willing and able to deliver at the First Closing and the Second Closing, if any, as applicable) to Seller the documents and other items required to be delivered by Buyer under Section 1.2(b), Section 1.2(d) and Section 1.2(f), as applicable.

(d) (i) With respect to the First Closing, the Buyer Parties shall have delivered or caused to be delivered an instrument, in form and substance reasonably acceptable to Seller, assuming Seller’s obligations and liabilities as a guarantor solely with respect to the ownership of the Unconditioned Interest under the FEED Guarantee and indemnifying Seller for any liabilities thereunder attributable to the ownership of the Unconditioned Interest, and (ii) with respect to the Second Closing (if any), the Buyer Parties shall have delivered or caused to be delivered an instrument, in form and substance reasonably acceptable to Seller, assuming Seller’s obligations and liabilities as a guarantor solely with respect to the ownership of the Conditioned Interest under the FEED Guarantee and indemnifying Seller for any liabilities thereunder attributable to the ownership of the Conditioned Interest.

ARTICLE VII

Termination, Amendment and Waiver

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned (the date of any permitted termination of this Agreement under this Section 7.1, the “Termination Date”) at any time prior to the First Closing in the following manner:

(a) automatically without any further action by any Party if the Merger Agreement is validly terminated pursuant to its terms; or

(b) by the mutual prior written consent of Buyer and Seller.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof will be given to the other Party or Parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement will become null and void (other than the provisions in Section 5.6 (Fees and Expenses) and this Section 7.2 and in Section 5.3(b) (Confidentiality), and the provisions in Article IX (Miscellaneous), all of which will survive termination of this Agreement). Upon termination pursuant to this Article VII, there will be no liability on the part of any Party or their respective directors, managers, officers and Affiliates; provided, however, the foregoing will not relieve any Party for any liability for a breach of this Agreement occurring prior to such termination or for actual fraud arising out of or relating to this Agreement.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

Section 8.1 Survival. The respective representations and warranties of the Parties contained in this Agreement shall survive the First Closing Date until the later of (i) the date that is twelve (12) months following the First Closing Date and (ii) in the event that the Second Closing is consummated, the date that is twelve (12) months following the Second Closing Date, except that the representations and warranties contained in Section 2.1 (Organization), Section 2.2(a) and Section 2.2(c) (Capitalization of the Company), Section 2.3 (Authorization), clause (a) of Section 2.4 (Noncontravention), Section 2.6 (Brokers and Finders), Section 3.1 (Organization), Section 3.2 (Ownership), Section 3.3 (Authorization), clause (a) of Section 3.4 (Noncontravention), Section 3.6 (Brokers and Finders), Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (Noncontravention) and Section 4.6 (Brokers and Finders) shall survive until the expiration of the applicable statute of limitations following the First Closing Date or the Second Closing Date, as applicable. Subject to Section 5.7, all of the covenants and other agreements of the Parties contained in this Agreement that must be performed (a) between the date of this Agreement and the First Closing or the Second Closing, if any, as applicable, shall survive until the first anniversary of the First Closing or the Second Closing, if any, as applicable, or (b) after the First Closing or the Second Closing, if any, as applicable, shall survive in accordance with their terms and until fully performed or otherwise waived. Notwithstanding the foregoing, any representation, warranty or covenant in respect of which indemnity may be sought under Section 8.2, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 8.1 if notice of the misrepresentation or breach thereof giving rise to such right or alleged right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time.

Section 8.2 Indemnification.

(a) From and after the First Closing and the Second Closing, as applicable, each Buyer Indemnified Party shall be jointly and severally indemnified and held harmless by Seller and the Lightfoot Entities for any Damages that a Buyer Indemnified Party incurs by reason of or arising in connection with:

(i) any misrepresentation or breach of any representation or warranty set forth in Article II or Article III of this Agreement or in the certificate delivered pursuant to Section 1.2(a)(ii), Section 1.2(a)(iii), Section 1.2(e)(i) or Section 1.2(e)(ii), as applicable; or

(ii) any breach or non-fulfillment of any covenant or agreement of Seller or the Lightfoot Entities under this Agreement.

(b) From and after the First Closing and the Second Closing, if any, as applicable, each Seller Indemnified Party shall be indemnified and held harmless by the Buyer Parties for any Damages that a Seller Indemnified Party incurs by reason of or arising in connection with:

(i) any misrepresentation or breach of any representation or warranty set forth in Article IV of this Agreement or in the certificate delivered pursuant to Section 1.2(b)(ii) or Section 1.2(f), as applicable; or

(ii) any breach or non-fulfillment of any covenant or agreement of any of the Buyer Parties under this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, none of the Buyer Parties, Seller, or the Lightfoot Entities shall be liable for any claim for indemnification pursuant to Section 8.2(a)(i) or Section 8.2(b)(i), as applicable, unless and until the aggregate amount of Damages which may be recovered from the Buyer Parties, Seller, or Lightfoot Entities, as applicable, equals or exceeds an amount equal to one percent (1%) multiplied by the sum of (i) the Initial Purchase Price plus (ii) if previously paid by Buyer, the Secondary Purchase Price (the “Deductible”), in which case the Buyer Parties, Seller, or the Lightfoot Entities, as applicable, shall only be liable for the aggregate amount of Damages in excess of the Deductible; provided, that the maximum aggregate amount of indemnifiable Damages which may be recovered for indemnification pursuant to Section 8.2(a)(i) or Section 8.2(b)(i), as applicable, shall be an amount equal to ten percent (10%) multiplied by the sum of (i) the Initial Purchase Price plus (ii) if previously paid by Buyer, the Secondary Purchase Price (the “Cap”). Notwithstanding anything herein to the contrary, the limitations set forth in this Section 8.2 shall not apply to any Damages incurred by any Buyer Indemnified Party or Seller Indemnified Party, as applicable, (i) in connection with or arising from any breach of any representation or warranty in Section 2.1 (Organization), Section 2.2(a) and Section 2.2(c) (Capitalization of the Company), Section 2.3 (Authorization), clause (a) of Section 2.4 (Noncontravention), Section 2.6 (Brokers and Finders), Section 3.1 (Organization), Section 3.2 (Ownership), Section 3.3 (Authorization), clause (a) of Section 3.4 (Noncontravention), Section 3.6 (Brokers and Finders), Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (Noncontravention) or Section 4.6 (Brokers and Finders), or (ii) to the extent attributable to actual fraud by Seller, which indemnifiable Damages shall be limited to the amount of the Initial Purchase Price plus, if previously paid by Buyer, the Secondary Purchase Price; provided, however, no Party shall be liable for, in any form or amount, punitive, exemplary, consequential, indirect or special damages in connection with this Agreement except, in each case, that this Section 8.2(c) shall not limit any Indemnitee’s rights to recovery under this Article VIII for any direct damages or any damages owed to third parties in connection with a matter with respect to which such Indemnitee is otherwise entitled to indemnification under this Article VIII.

Section 8.3 Claims.

(a) Any Buyer Indemnified Party or Seller Indemnified Party making a claim for indemnification under this Article VIII (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing after receiving written notice of any Proceeding or other claim against it (if by a third party), describing in reasonable detail the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided, that the failure to so notify an Indemnitor shall not relieve an Indemnitor of its obligations hereunder, except to the extent that an Indemnitor’s forfeit rights or defenses are actually prejudiced thereby. The Indemnitor shall have 30 calendar days from the date upon which the Indemnitor received the claim notice within which to notify the Indemnitee that the Indemnitor desires to assume the defense or prosecution of and any litigation resulting from such Proceeding or other claim giving rise to the Indemnitee’s claim for indemnification with counsel reasonably acceptable to the Indemnitee and at the Indemnitor’s expense; provided, that (i) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided further that the fees and expenses of such separate counsel shall be borne entirely by the Indemnitee; (ii) the Indemnitor shall not be entitled to assume control of such defense if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, (B) the claim primarily seeks an injunction or other equitable relief against an Indemnitee or (C) an adverse determination with respect to such Proceeding or other claim would be materially detrimental to or materially injure the reputation or future business prospects of an Indemnitee; and (iii) if the Indemnitor shall control the defense or prosecution of any such Proceeding or other claim, such Indemnitor shall obtain the prior written consent of the Indemnitee (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim; provided, however, an Indemnitor may settle or consent to the entry of judgment in respect of such claim without the consent of the Indemnitee, if such settlement or judgment is solely for money damages, includes an unconditional release of the Indemnitee from any further liability in respect of such Proceeding or other claim and does not contain any admission of wrongdoing on the part of the Indemnitee. If the Indemnitor does not assume the defense of such Proceeding or other claim within 30 days of receipt of the Indemnitee’s notice thereof, the Indemnitee will be entitled to assume such defense, at its sole cost and expense (or, if the Indemnitee incurs Damages with respect to the matter in question for which the Indemnitee is entitled to indemnification pursuant to this Article VIII, at the expense of the Indemnitor), upon delivery of notice to such effect to the Indemnitor; provided, however, that the Indemnitor shall have the right to participate in the defense of the Proceeding or other claim at its sole cost and expense.

(b) Any amounts owing under this Article VIII shall be made (without interest) by wire transfer of immediately available funds within three Business Days after the earlier of (i) the agreement of the Buyer Parties, on the one hand, and Seller and the Lightfoot Entities, on the other hand, that such amounts are due and owing by such Party as an Indemnitor in respect thereof or (ii) the final, binding determination that such amounts are due and owing by such Party as an Indemnitor in respect thereof by a court of competent jurisdiction.

Section 8.4 Exclusive Remedy. After the First Closing, with respect to any indemnifiable matters arising in connection with the First Closing, and after the Second Closing (if any), with respect to all indemnifiable matters, in each case except in the case of actual fraud, each Party acknowledges that the indemnification obligations of the Parties set forth in Article VIII are the sole and exclusive remedy of the Buyer Parties and their respective Affiliates against Seller and the Lightfoot Entities, on the one hand, and of Seller, the Lightfoot Entities and their respective Affiliates against the Buyer Parties, on the other hand, with respect to this Agreement and the transactions contemplated hereby, whether asserted against Seller, the Lightfoot Entities or any of the Buyer Parties, as applicable, or their respective former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees. In furtherance of the foregoing, each of Seller, the Lightfoot Entities and the Buyer Parties hereby waives, from and after the First Closing and the Second Closing, as applicable, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have relating to the subject matter of this Agreement based upon predecessor or successor liability, contribution, tort, strict liability or any Law or otherwise, in each case except in the case of actual fraud.

Section 8.5 Tax Treatment of Indemnity Payments. Each Party, to the extent permitted by applicable Law, agrees to treat any payments made pursuant to this Article VIII as adjustments to the Initial Purchase Price, the Secondary Purchase Price or both, as applicable, in each case for all federal and state income and franchise Tax purposes.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1 Amendment or Modification. This Agreement may be amended or modified in any and all respects by written agreement of the Parties; provided, however, that this Section 9.1, Section 9.2, Section 9.5, Section 9.6, and Section 9.11 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) will not be amended in a manner that is adverse to any Debt Financing Source without the prior written consent of such Debt Financing Source.

Section 9.2 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties, except that each of the Buyer Parties may assign, in their respective sole discretion, any or all of their respective rights, interests and obligations under this Agreement to (i) one or more Affiliates of such Party or (ii) to any of their financing sources as collateral security, but no such assignment will relieve any Buyer Party of any of its obligations or liability hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.2 will be null and void.

Section 9.3 Counterparts. This Agreement may be executed in counterparts (each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement) and will become effective when one or more counterparts have been signed by each of the Parties and delivered (including delivery by email) to the other Parties.

Section 9.4 Entire Agreement. This Agreement, the Joliet Purchase Agreement, the Merger Agreement, the MLP Disclosure Letter contemplated by the Merger Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior Contracts, both written and oral, among the Parties with respect to the subject matter of this Agreement and the Joliet Purchase Agreement, the Merger Agreement, the MLP Disclosure Letter contemplated by the Merger Agreement and the Confidentiality Agreement. In the event of a conflict between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement will control.

Section 9.5 No Third-Party Beneficiaries. Except for Article VIII, which will inure to the benefit of the Persons benefiting therefrom, who are expressly intended to be third party beneficiaries thereof, this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Notwithstanding the foregoing and anything in this Agreement to the contrary, Section 9.1, Section 9.2, Section 9.5, Section 9.6 and Section 9.11 are intended for the benefit of, and shall be enforceable by, the Debt Financing Sources. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of any of the Parties, and consequently, may not accurately characterize actual facts or circumstances.

Section 9.6 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) will be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed entirely within that State.

(b) By execution and delivery of this Agreement, each Party irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereunder in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement or the transactions contemplated hereunder, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.6, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the Proceeding in such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding anything in this Agreement to the contrary, each of the Parties (on behalf of themselves and, with respect to Seller, on behalf of the Seller Related Parties) agrees: (a) that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement, including the Merger and the Debt Financing, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than federal and New York state courts located in the Borough of Manhattan within the City of New York; and (b) that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

(c) EACH PARTY (INCLUDING EACH SELLER RELATED PARTY) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6(C).

Section 9.7 Specific Enforcement.

(a) The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and it is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.7 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief as provided herein on the basis that (i) either Party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each Party further agrees that no Party will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.7, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(b) Notwithstanding anything to the contrary in this Agreement, it is explicitly agreed that LCP GP shall be entitled to seek specific performance, acting jointly and unanimously with MLP GP and GE EFS in accordance with the Equity Commitment Letter, of Buyer’s obligation to cause the Equity Financing to be funded and to consummate the transactions contemplated by this Agreement, including to effect the First Closing, in accordance with Section 1.1 and the Second Closing (provided that the GLNG Arbitration Condition has been satisfied or waived) on the terms and subject to the conditions in this Agreement, if, and only if, MLP GP is entitled to and is actively seeking specific performance in accordance with Section 9.9 of the Merger Agreement.

Section 9.8 Notices. All notices, requests, permissions, waivers and other communications hereunder will be in writing and will be deemed to have been duly given (a) when sent, if sent by facsimile (which is confirmed) or electronic mail (provided that no electronic notice of non-delivery is received by the sender), (b) when delivered, if delivered personally to the intended recipient and (c) one Business Day following sending by overnight delivery via an international courier service and, in each case, addressed to a Party at the following address for such Party:

If to the Buyer Parties, to:

c/o Zenith Energy U.S., L.P.

3900 Essex Lane, Suite 950

Houston, Texas 77027

Attn: General Counsel

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, Texas 77002

Facsimile: (713) 836-3600

Attn:	Adam D. Larson, P.C.

Kim Hicks

If to Seller or the Lightfoot Entities:

c/o Lightfoot Capital Partners, LP

725 Fifth Avenue, 19th Floor

New York, New York

Facsimile: (212) 993-1299

Attn:	Vince Cubbage

Steven Schnitzer

with a copy (which will not constitute notice) to:

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor

New York, New York 10103

Facsimile: (917) 849-5367

Attn:	Michael Swidler

Brenda Lenahan

or to such other address as will be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 9.8.

Section 9.9 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 9.10 Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Reference to any Contract, document, or instrument means such Contract, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement will be deemed to be followed by the words “without limitation”. The use of the word “covenant” will mean “covenant and agreement”. The use of the words “or,” “either” or “any” will not be exclusive. Days means calendar days unless specific as Business Days. References in this Agreement to specific Laws or to specific provisions of Laws will include all rules and regulations promulgated thereunder, and any statute defined or referred to herein will mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. All terms defined in this Agreement will have the defined meanings set forth herein when used in any certificate or other document made or delivered by a Party pursuant hereto unless otherwise defined therein. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept. For the purpose of Section 4.9, the phrase “made available” shall mean that the documents or information referred to have been posted prior to the date of this Agreement to the electronic data site hosted by Citrix ShareFile and established by the Lightfoot Entities for the purpose of providing due diligence materials and information to the Buyer Parties and their Representatives.

Section 9.11 Non-Recourse. Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as Parties, and then only with respect to the specific obligations set forth herein. No former, current or future direct or indirect equityholders, controlling Persons, stockholders, directors, officers, employees, members, managers, agents, trustees, Affiliates, general or limited partners or assignees of the Parties (except permitted assignees under Section 9.2) or of any former, current or future direct or indirect equityholder, controlling Person, stockholder, director, officer, employee, member, manager, agent, trustee, Affiliate, general or limited partner or assignee of any of the foregoing (collectively, but for the avoidance of doubt excluding the Parties) will have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any Party under this Agreement or for any Proceeding based on, in respect of, or by reason of, the transactions contemplated hereunder (including the breach, termination or failure to consummate any of the transactions contemplated hereunder), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any statute, regulation or applicable Law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a Party hereto or another Person or otherwise. Notwithstanding anything to the contrary contained herein, none of the Seller Related Parties shall have any rights or claims against any Debt Financing Source in connection with this Agreement, the Merger Agreement, the Debt Financing or the transactions contemplated hereby or thereby, and no Debt Financing Source shall have any rights or claims against any Party in connection with this Agreement, the Merger Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the Merger (as defined in the Merger Agreement), the foregoing will not limit the rights of the parties to the Debt Financing under any commitment letter related thereto. Notwithstanding any other provision herein, no Debt Financing Source nor any Affiliate of any Debt Financing Source, nor any officer, director, employee, agent, controlling person, advisor or other representative of the foregoing or any successor or permitted assign of any of the foregoing shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with the Financing, the Transactions, or with respect to any activities related to the Financing, including the preparation of the Commitment Letters and the Fee Letters.

Section 9.12 Definitions. For purposes of this Agreement, capitalized terms in this Agreement shall have the following meanings:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning assigned to such term in the Preamble.

“Antitrust Consents” has the meaning assigned to such term in the Merger Agreement.

“Antitrust Laws” has the meaning assigned to such term in the Merger Agreement.

“Arc” has the meaning assigned to such term in the Preamble.

“Bankruptcy and Equity Exception” has the meaning assigned to such term in Section 2.3.

“Business Day” means a day, except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York, New York are authorized or required by Law to be closed.

“Buyer” has the meaning assigned to such term in the Preamble.

“Buyer Advance” has the meaning set forth in Section 1.3(d).

“Buyer Parent” has the meaning assigned to such term in the Preamble.

“Buyer Parent GP” has the meaning assigned to such term in the Preamble.

“Buyer Parties” has the meaning assigned to such term in the Preamble.

“Buyer Indemnified Party” means each of the Buyer Parties and the former and current holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of either Buyer Party.

“Cap” has the meaning assigned to such term in Section 8.2(c).

“Closing” has the meaning assigned to such term in Section 6.1(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” has the meaning assigned to such term in the Merger Agreement.

“Company” has the meaning assigned to such term in the Recitals.

“Conditioned Interest” has the meaning assigned to such term in the Recitals.

“Conditioned Interest Extraordinary Distribution Amount” means an amount equal to any portion of a distribution declared or paid by the Company in respect of the Conditioned Interest between the date of this Agreement and the Second Closing Date that is not an ordinary course quarterly distribution made by the Company in accordance with the Gulf LNG LLC Agreement and consistent with the Company’s past distribution practices, including, without limitation, any distribution related to the arbitration tribunal’s award, if any, in (or any settlement of) the Gulf LNG Arbitration (other than Seller’s pro rata portion of any reimbursement of fees, expenses or costs incurred by the Company).

“Conditioned Purchase” has the meaning assigned to such term in the Recitals.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of April 8, 2017, between LCP GP and Zenith Energy L.P., as amended.

“Consent” means any notice, report, declaration, submission or other filing that is required to be made with, or any waiver required to be obtained from any Governmental Authority or third party or any applications required to be submitted to any Governmental Authority or third party.

“Contract” means any agreement, commitment, understanding, contract, lease (whether for real or personal property), power of attorney, note, bond, mortgage, indenture, deed of trust, loan, evidence of indebtedness, settlement agreement, franchise agreement, undertaking, covenant not to compete, license, instrument or other legally binding arrangement, whether oral or written.

“Contribution Deadline” has the meaning assigned to such term in Section 1.3(d).

“Damage” means, as to any specified Person, any loss, cost, damages, amounts paid in settlement, expense (including reasonable fees of and actual disbursements by attorneys, consultants, experts or other representatives, including litigation costs), fine of, penalty on, or liability of any other nature of that Person.

“Debt Commitment Letter” has the meaning assigned to such term in the Merger Agreement.

“Debt Financing” has the meaning assigned to such term in the Merger Agreement.

“Debt Financing Sources” has the meaning assigned to such term in the Merger Agreement.

“Deductible” has the meaning assigned to such term in Section 8.2(c).

“Dual Closing” has the meaning assigned to such term in the Recitals.

“Eni” means Eni USA Gas Marketing L.L.C., a Delaware limited liability company.

“Equity Commitment Letter” has the meaning assigned to such term in the Merger Agreement.

“Equity Financing” has the meaning assigned to such term in the Merger Agreement.

“Equity Interest” means any share, capital stock, partnership, limited liability company, membership or similar interest in any Person.

“Exchange Act” means the Securities Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fee Letter” has the meaning assigned to such term in the Merger Agreement.

“FEED Guarantee” means that certain Sponsor Guarantee between Seller and New Standard China Limited, guaranteeing certain contingent funding obligations of Seller pursuant to the FEED Study Funding Agreement.

“FEED Study Funding Agreement” means that certain FEED Study Funding Agreement between New Standard China Limited and Gulf LNG Liquefaction Company, LLC.

“Financing” has the meaning assigned to such term in the Merger Agreement.

“First Closing” has the meaning assigned to such term in Section 1.1(c).

“First Closing Date” has the meaning assigned to such term in Section 1.1(c).

“GAAP” means generally accepted accounting principles in the United States.

“GE EFS” has the meaning assigned to such term in the Equity Commitment Letter.

“GLNG Arbitration Condition” has the meaning assigned to such term in Section 6.2(d).

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“Guaranty” has the meaning assigned to such term in Section 1.1(d).

“Gulf LNG Arbitration” means that certain International Centre for Dispute Arbitration arbitration between Gulf LNG Energy, LLC and Gulf LNG Pipeline, LLC, on the one hand, and Eni, on the other hand, which commenced on or about March 1, 2016 and referenced in the MLP SEC Documents.

“Gulf LNG Capital Contributions” has the meaning set forth in Section 1.3(b).

“Gulf LNG Consent” has the meaning assigned to such term in Section 1.2(a)(iv).

“Gulf LNG LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of February 7, 2008, as amended from time to time.

“Gulf LNG Outcome” means a final award by the arbitration tribunal in the Gulf LNG Arbitration or a settlement mutually agreed to by the parties involved in the Gulf LNG Arbitration.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnitee” has the meaning assigned to such term in Section 8.3(a).

“Indemnitor” has the meaning assigned to such term in Section 8.3(a).

“Initial Purchase Price” has the meaning assigned to such term in Section 1.3.

“Joliet Purchase Agreement” means that certain Purchase Agreement, dated as of the date hereof (as amended or modified from time to time), entered into by and among Buyer, certain equity owners of the Lightfoot Entities, and EFS Midstream Holdings LLC.

“Knowledge” means: (a) with respect to Seller or the Lightfoot Entities, the actual knowledge of any of Vince Cubbage, Steven Schnitzer or Bradley Oswald after reasonable inquiry (which shall not include an obligation to make any inquiries with Kinder Morgan, Inc. or its Representatives) and (b) with respect to Buyer, the actual knowledge of any of Jeffrey R. Armstrong, Carlos Ruiz or Dana Love after reasonable inquiry.

“Law” means any supranational, national, federal, state, county, provincial, municipal, local, foreign or common law, statute, treaty, ordinance, judgment, decree, injunction, writ, regulation, arbitration award or finding, ordinance or other requirements promulgated, adopted or entered into by or with, any Governmental Authority (excluding Permits).

“LCP GP” has the meaning assigned to such term in the Preamble.

“LCP LP” has the meaning assigned to such term in the Preamble.

“Lien” means any lien, mortgage, pledge, encumbrance, charge, option, right of first refusal, easement, deed of trust, right-of-way, encroachment, or security interest of any nature, whether voluntarily incurred or arising by operation of Law, including any restriction on the voting of any security and any restriction on the transfer of any security or other asset.

“Lightfoot Entities” has the meaning assigned to such term in the Preamble.

“Majority in Interest” has the meaning assigned to such term in the Gulf LNG LLC Agreement.

“Material Adverse Effect” means any change, event, effect, occurrence, state of facts or development that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets, liabilities or financial condition of a Party, taken as a whole, or (b) has a material adverse effect on the ability of a Party to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement, except, in the case of subsection (a), to the extent an Excluded Matter. “Excluded Matter” means any: (i) changes, events, effects, occurrences, states of facts or developments generally affecting the United States or global economy or the financial, credit, debt, securities or other capital markets in the United States or any other jurisdiction, including changes in interest rates, (ii) changes in GAAP or the interpretation thereof or changes in Laws, the interpretation thereof or political, legislative or regulatory conditions (A) applicable to the relevant Party or any of their respective properties or assets or (B) generally affecting the industries in which the relevant Party operates, (iii) changes in currency exchange rates, (iv) acts of war or terrorism (or the escalation of the foregoing) or natural or weather-related disasters or other force majeure events (including hurricanes, floods or earthquakes), (v) any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period, except that the underlying causes of such change or failure will not be excluded by this clause (v), (vi) other than with respect to Section 3.4, any changes, events, effects, occurrences, states of facts or developments related to the entry into, and public announcement of, this Agreement and the transactions contemplated by this Agreement, (vii) changes, events, effects, occurrences, states of facts or developments generally affecting the prices of oil, gas, natural gas, natural gas liquids, propane or other commodities, (viii) any changes in or effect upon the business, assets, liabilities or condition (financial or otherwise) of the Company, in each case of this clause (viii) that results from or arises out of (A) any reduction or anticipated reduction in the distributions from the Company in respect of the Unconditioned Interest or the Conditioned Interest, (B) any diminution in value of the Unconditioned Interest or the Conditioned Interest or (C) any other adverse consequences upon or affecting the Company, Seller, or any of the Lightfoot Entities, each in the cases of the preceding clauses (A)-(C), that results from or is due or otherwise attributable to the arbitration panel’s decision in (or the settlement of) the Gulf LNG Arbitration or the impact of such decision (or such settlement) upon the Company or its business, assets, liabilities or condition (financial or otherwise), (ix) any acts or omissions of any Party taken pursuant to the express requirements of this Agreement, except, in the case of clauses (i), (ii), (iii), and (vii) to the extent disproportionately affecting the relevant Party when compared to other Persons operating in the same industries.

“Membership Interest Assignment” has the meaning assigned to such term in Section 1.2(a)(i).

“Merger Agreement” has the meaning assigned to such term in the Recitals.

“Merger Agreement Closing Date” means the “Closing Date,” as defined in the Merger Agreement.

“MLP” has the meaning assigned to such term in the Recitals.

“MLP Disclosure Letter” means the disclosure letter delivered by MLP to Buyer.

“MLP GP” means Arc Logistics GP LLC, a Delaware limited liability company and the general partner of MLP.

“MLP SEC Documents” means the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K, forms schedules, certifications, prospectuses, registration statements and other documents required to be filed or furnished by MLP with or to the SEC, as applicable, pursuant to the Exchange Act or the Securities Act.

“Orders” means any judgment, order, decision, writ, injunction, decree, stipulation, award, ruling, determination or other finding or agency requirement of a Governmental Authority, or arbitration award.

“Ordinary Course Distributions” means the portion of any and all distributions (which may include the reimbursement of Seller’s pro rata portion of fees, expenses or costs incurred the Company that are included in any distribution related to the arbitration tribunal’s award, if any, in (or any settlement of) the Gulf LNG Arbitration, but in no event will include any damages that are not in respect of the reimbursement of fees, expenses or costs) made by the Company pursuant to the terms of the Gulf LNG LLC Agreement that are not Unconditioned Interest Extraordinary Distribution Amounts or Conditioned Interest Extraordinary Distribution Amounts.

“Parties” or “Party” has the meaning assigned to such term in the Preamble.

“Permits” means all franchises, authorizations, licenses, registrations, clearances, permits, variances, exceptions, exemptions, consents, certificates and approvals of any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes that are not yet due and payable, (b) Liens imposed by applicable Law and incurred in the ordinary course of business for obligations not yet due and payable to landlords, carriers, warehousemen, laborers, repairmen, materialmen and the like.

“Person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity or group (as such term is used in Section 13 of the Exchange Act) of any kind or nature.

“Proceeding” means any (a) action, claim, suit, investigation, charge, complaint, review, litigation, audit, inquiry or other hearing or proceeding by or before any Governmental Authority, whether civil, criminal, administrative, investigative or otherwise and whether or not such proceeding results in a formal civil or criminal litigation or regulatory action, (b) arbitration or (c) mediation.

“Representatives” means employees, investment bankers, attorneys, accountants, consultants, and other advisors and representatives.

“Restraints” has the meaning assigned to such term in Section 6.1(a).

“SEC” means the Securities and Exchange Commission.

“Secondary Purchase Price” has the meaning assigned to such term in Section 1.3.

“Second Closing” has the meaning assigned to such term in Section 1.1(d).

“Second Closing Date” has the meaning assigned to such term in Section 1.1(d).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning assigned to such term in the Preamble.

“Seller Financial Advisor” means Citigroup Global Markets Inc.

“Seller Indemnified Party” means Seller and the Lightfoot Entities and the former and current holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of Seller or the Lightfoot Entities.

“Seller Interests” has the meaning assigned to such term in Section 3.2(a).

“Seller Related Party” means the Seller and the Lightfoot Entities and each of their respective affiliates and their respective affiliates’ stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives.

“Seller Releasing Parties” has the meaning assigned to such term in Section 5.5.

“Separate Closings” has the meaning assigned to such term in the Recitals.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the Equity Interests having by their terms ordinary voting power to elect a majority of the board of directors or managers or other individual performing similar functions is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary), or that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act of such Person.

“Successful Outcome” means that, (i) in its final award, (A) the arbitration tribunal in the Gulf LNG Arbitration makes no amendments to the Eni Contract that are adverse to the Company, (B) the Eni Contract remains in effect as it exists prior to such award (except for such amendments that do not adversely affect the Company) and (C) awards, in the aggregate, less than $25,000,000 of damages to Eni or (ii) in the case of a settlement of the Gulf LNG Arbitration, (A) no amendments are made to the Eni Contract that are adverse to the Company, (B) the Eni Contract remains in effect as it exists prior to such settlement (except for such amendments that do not adversely affect the Company) and (C) such settlement includes, in the aggregate, the payment of less than $25,000,000 of damages to Eni.

“Tax Returns” means any return, report, election or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Tax” or “Taxes” means any and all federal, state, local or foreign or provincial taxes, charges, duties, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, withholding, property and estimated taxes, customs duties, escheat or unclaimed property obligations, and other governmental charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection therewith or in lieu thereof, and any item for which liability arises under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract or otherwise.

“Termination Date” has the meaning assigned to such term in Section 7.1.

“Transactions” has the meaning assigned to such term in the Merger Agreement.

“Treasury Regulations” means the final, temporary and proposed income tax regulations promulgated by U.S. Department of Treasury under the Code, including any amendments thereto.

“Unconditioned Interest” has the meaning assigned to such term in the Recitals.

“Unconditioned Interest Extraordinary Distribution Amount” means an amount equal to any portion of a distribution declared or paid by the Company to Seller in respect of the Unconditioned Interest between the date of this Agreement and the First Closing Date that is not an ordinary course quarterly distribution made by the Company in accordance with the Gulf LNG LLC Agreement and consistent with the Company’s past distribution practices, including, without limitation, any distribution related to the arbitration tribunal’s award, if any, in (or any settlement of) the Gulf LNG Arbitration (other than any reimbursement of Seller’s pro rata portion of fees, expenses or costs incurred by the Company).

“Unconditioned Purchase” has the meaning assigned to such term in the Recitals.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER PARENT:

ZENITH ENERGY U.S., L.P.

By:	Zenith Energy U.S. GP, LLC,
its general partner

/s/ Jeffrey R. Armstrong
Name:	Jeffrey R. Armstrong
Title:	Chief Executive Officer

BUYER PARENT GP:

ZENITH ENERGY U.S. GP, LLC

/s/ Jeffrey R. Armstrong
Name:	Jeffrey R. Armstrong
Title:	Chief Executive Officer

BUYER:

ZENITH ENERGY U.S. LOGISTICS HOLDINGS, LLC

/s/ Jeffrey R. Armstrong
Name:	Jeffrey R. Armstrong
Title:	Chief Executive Officer

Signature Page to Partially Conditional Purchase Agreement

LCP GP:

LIGHTFOOT CAPITAL PARTNERS GP LLC

/s/ Vincent T. Cubbage
Name:	Vincent T. Cubbage
Title:	Chief Executive Officer

LCP LP:

LIGHTFOOT CAPITAL PARTNERS, LP

By:	Lightfoot Capital Partners GP LLC, its general partner

/s/ Vincent T. Cubbage
Name:	Vincent T. Cubbage
Title:	Chief Executive Officer

Signature Page to Partially Conditional Purchase Agreement

SELLER:

LCP LNG HOLDINGS, LLC

By:	Lightfoot Capital Partners, LP, its sole member

By:	Lightfoot Capital Partners GP LLC, its general partner

/s/ Vincent T. Cubbage
Name:	Vincent T. Cubbage
Title:	Chief Executive Officer

(Solely for the purposes of Section 1.1(d)):

ARC:

ARC LOGISTICS PARTNERS LP

By:	Arc Logistics GP LLC, its general partner

/s/ Vincent T. Cubbage
Name:	Vincent T. Cubbage
Title:	Chief Executive Officer

Signature Page to Partially Conditional Purchase Agreement

EXHIBIT A

MEMBERSHIP INTEREST ASSIGNMENT

FORM OF

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), is made by and between LCP LNG Holdings, LLC, a Delaware limited liability company (“Assignor”), and Zenith Energy U.S. Logistics Holdings, LLC, a Delaware limited liability company (“Assignee”), effective as of [•] (the “Effective Date”).

WHEREAS, Assignor is the owner of membership interests in Gulf LNG Holdings Group, LLC, a Delaware limited liability company (the “Company”) pursuant to the Amended and Restated Limited Liability Company Agreement of the Company, effective as of February 7, 2008 (as the same may be amended from time to time, the “LLC Agreement”);

WHEREAS, Assignor and Assignee are parties to the Partially Conditional Purchase Agreement among Assignor, Lightfoot Capital Partners GP, LLC, Lightfoot Capital Partners, LP, Assignee, Zenith Energy U.S., L.P. and Zenith Energy U.S. GP, LLC, dated as of August 29, 2017 (the “GLNG Purchase Agreement”), pursuant to which Assignee is purchasing the Assigned Interests (as defined below) from Assignor; and

WHEREAS, in connection with the [First Closing] [Second Closing] (as such term is defined in the GLNG Purchase Agreement), Assignor wishes to transfer to Assignee, and Assignee wishes to accept from Assignor, membership interests in the Company equal to [•]% of the membership interests in the Company outstanding as of the Effective Date (the “Assigned Interests”), on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Assignment. Assignor does hereby transfer, assign, convey and deliver to Assignee all of the Assigned Interests including, without limitation (a) the Assignor’s rights to receive profits, compensation, and other distributions from the Company attributable to the Assigned Interests which accrue after the date hereof, and (b) each, every and all of the rights, titles, interests and benefits of whatsoever kind or character now or thereafter accruing to the Assigned Interests (collectively, the “Assignment”).

2. Assumption. Assignee accepts such Assignment and agrees to be bound by the terms of the LLC Agreement in place of Assignor, and Assignee hereby assumes all of the past, present and future liabilities, duties and obligations of Assignor under or allocable to the Assigned Interests, subject to the terms of the GLNG Purchase Agreement.

Exhibit A to Partially Conditional Purchase Agreement

3. Representations and Warranties. Assignor represents and warrants to Assignee that as of the date hereof, Assignor is the sole legal and equitable owner of the entirety of the Assigned Interests and the Assigned Interests transferred hereby to Assignee are free and clear of all liens, encumbrances, or security interests (in each case other than transfer restrictions under applicable securities laws), subject to the terms and conditions of the LLC Agreement and the GLNG Purchase Agreement.

4. Consent to Assignment. The Assignor, as a Member of the Company on the Effective Date, hereby approves and consents to the Assignment and consents to the Assignee becoming a Member of the Company in the place and stead of Assignor with respect to the Assigned Interests as of the Effective Date for all purposes.

5. Amendment. This Agreement may be amended, modified or supplemented only by written agreement of the parties hereto. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the parties, and their successors and permitted assigns, any right or remedies under or by reason of this Agreement.

6. Governing Law. This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement will be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to principles of conflicts of law thereof which may require the application of the law of another jurisdiction.

7. Entire Agreement. This Agreement, the LLC Agreement, the GLNG Purchase Agreement and the other documents and instruments referred to herein and therein, embody the entire agreement and understanding of the parties in respect of the subject matter contained herein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

8. Further Assurances. The parties agree to take all such further actions and execute, acknowledge and deliver all such further documents that are necessary or useful in carrying out the purposes of this Agreement. Without limitation of the foregoing, Assignor agrees to execute, acknowledge and deliver to the Assignee all such other additional instruments, notices, and other documents and to do all to more fully and effectively grant, convey and assign to the Assignee the Assigned Interests conveyed hereby and intended so to be.

9. Counterparts. This Agreement may be executed in counterparts (each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement) and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered (including delivery by email) to the other party.

* * * * *

Exhibit A to Partially Conditional Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

“Assignor”

LCP LNG HOLDINGS, LLC

By:
Name:
Title:

“Assignee”

ZENITH ENERGY U.S. LOGISTICS HOLDINGS, LLC

By:
Name:
Title:

Exhibit A to Partially Conditional Purchase Agreement